Exhibit 99.10

STRICTLY CONFIDENTIAL

CHARTER OF THE INVESTMENT COMMITTEE
OF THE BOARD OF DIRECTORS OF
TECH AND ENERGY TRANSITION CORPORATION

ADOPTED ON [●] 2021

I. PURPOSE OF THE COMMITTEE

The purposes of the Investment Committee (the “Committee”) of the Board of Directors (the “Board”) of Tech and Energy Transition Corporation (the “Company”), are to: (1) initially evaluate and approve potential business combination opportunities and transactions (the “Business Combination Opportunities”); (2) oversee initial commercial, financial, legal, regulatory, compliance, and technical due diligence to be performed by the Company; (3) recommend to the Board for its consideration potential Business Combination Opportunities that have been approved by the Committee, and the audit committee (the “Audit Committee”) and nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”) of the Company; and to perform such further functions as may be consistent with this charter of the Committee (this “Charter”), or as otherwise prescribed by the Board.

II. COMPOSITION OF THE COMMITTEE

The Committee shall be comprised of two or more members, as determined from time to time by resolution of the Board. The chairperson of the Committee (the “Chairperson”) shall be designated by the Chairperson of the Board, provided that if the Chairperson of the Board does not so designate a Chairperson, the members of the Committee, by a majority vote, may designate a Chairperson. Any vacancy on the Committee shall be filled by majority vote of the Board. Any director serving on the Committee may be removed from the Committee at any time by the Board.

III. MEETINGS AND PROCEDURES OF THE COMMITTEE

The Committee shall meet (which may be telephonically or otherwise as set forth below) at least quarterly and more frequently as circumstances require. At each meeting, the Company’s management team and certain affiliates of the Company shall present Business Combination Opportunities for the Committee’s evaluation. The Company’s management team shall seek the written approval of the Committee prior to engaging any third party diligence providers, submitting indications of interest or entering into any term sheets. The Chairperson or a majority of the members of the Committee may call special meetings of the Committee. The Committee, in its discretion, may request that any directors, officers, or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee and/or provide such pertinent information as the Committee requests. Subject to the Company’s bylaws (as amended from time to time, the Company’s “Bylaws”), a majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

At each regularly scheduled meeting of the Board, or at such earlier time as the Committee may determine to be appropriate, the Committee shall deliver or cause to be delivered a report to the Board that describes all of the material actions taken by the Committee since the prior report delivered to the Board. The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

The Committee shall fix its own rules of procedure, which shall be consistent with the Company’s Bylaws and this Charter, in each case, as amended from time to time.

IV. DUTIES, RESPONSIBILITIES AND AUTHORITY OF THE COMMITTEE

The Committee shall have the following duties, responsibilities and authority:

(i) To initially evaluate and approve Business Combination Opportunities;

(ii) To oversee initial commercial, financial, legal, regulatory, compliance, and technical due diligence to be performed by the company; and

(iii) To recommend to the Board for its consideration Business Combination Opportunities that have been approved by the Committee, and the Audit Committee and Nominating and Corporate Governance Committee.

V. EVALUATION OF THE COMMITTEE

The Committee shall address all matters that the Committee considers relevant to its performance, including at least the following: the adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

The Committee shall deliver to the Board a report, which may be oral, setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Company’s or the Board’s policies or procedures.

VI. INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of duties and responsibilities, and may retain, at the Company’s expense, such independent counsel or other consultants or advisers as it deems necessary.

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This Charter may be amended at any time and from to time by an act of the Board, including by written or electronic consent.

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